Exhibit 10.4

AMENDMENT NO. 4 TO THE CONSULTING AND SERVICES AGREEMENT

FOR NON-EMPLOYEE, NON-EXECUTIVE CHAIRMAN

This Amendment No. 4 (this “Amendment No. 4”) to the Consulting and Services Agreement for Non-Employee, Non-Executive Chairman is effective as of October 16, 2025 (the “Effective Date”), and is entered into by and between PMGC Holdings Inc., a Nevada corporation (“Company”), and NorthStrive Companies Inc., a California corporation (“Consultant,” and together with the Company, the “Parties”). Capitalized terms used but not otherwise defined herein have the meanings set forth in that certain Second Amended and Restated Consulting Agreement for, Non-Executive Chairman between the Parties, dated October 25, 2024 (the “Second A&R Agreement”).

RECITALS

WHEREAS, the Parties entered into the Second A&R Agreement on October 25, 2024;

WHEREAS, the Parties entered into Amendment No. 1 to the Second A&R Agreement on October 25, 2024;

WHEREAS, the Parties entered into Amendment No. 2 to the Second A&R Agreement on April 3, 2025;

WHEREAS, the Parties entered into Amendment No. 3 to the Second A&R Agreement on August 12, 2025;

WHEREAS, the Parties desire to amend the Amended and Restated Consulting and Services Agreement for Non-Employee, Non-Executive Chairman as set forth in this Amendment No. 4.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	A new recital is added to the Second A&R Agreement as follows: “Whereas, the Consultant is engaged as an independent contractor, not as an employee, agent, or representative of the Company.”

2.	The subsection 1(a) titled “Non-executive Chairman” is amended to add the following parenthetical after “non-executive Chairman”: “(This title is for consulting purposes only and does not confer employee, officer, or director status).”

3.	Section 4, titled “Termination and Resignation,” is amended to replace all references to “Severance Payment” with “Termination Payment” and all references to “Severance Event” are replaced with “Termination Event.”

4.	In Section 4, a new sentence is added as follows: “Upon termination of this Agreement for any reason, Consultant shall be entitled to payment for all services performed and approved expenses incurred up to the effective date of termination.”

5.	In Section 4, any requirement that, if the Consultant is not terminated for Cause, the Consultant execute a separation agreement and release of claims as a condition to payment, and any language stating the Consultant’s unvested options will not accelerate on termination not for Cause, are hereby deleted.

6.	Section 5, titled “Independent Contractor,” is amended and restated to add: “Consultant shall provide its own office space, equipment, and supplies necessary to perform the Services, unless otherwise agreed in writing by the Company.”

7.	Section 6, titled “Provision of Services,” is amended to read: “Consultant shall determine the method, details, and means of performing the Services, subject only to the results required by the Company.”

8.	Subsection 6(a), titled “No Authority to Bind Company”, is amended and restated to read: “Notwithstanding the foregoing, Consultant, in Consultant’s capacity with the Company, is expressly authorized to enter into contracts and make commitments on behalf of the Company, subject to any limitations or approval requirements established by the Company’s Board of Directors or as otherwise provided in writing by the Company. Except as set forth in this Section, Consultant and its personnel shall have no authority to bind the Company, enter into contracts, or make any commitments or representations on behalf of the Company, unless expressly authorized in a prior written instrument signed by an authorized officer or director of the Company.”

9.	Subsection 6(b), titled “No Benefits”, is amended and restated to read: “Neither Consultant nor any of its personnel is eligible for any Company employee benefits, including without limitation health insurance, retirement plans, paid time off, equity plans intended solely for employees, or other employee benefits, except as expressly set forth in this Second A&R Agreement (e.g., reimbursement of pre-approved expenses). To the extent Consultant or any of its personnel otherwise would be eligible for any Company employee benefits but for this Second A&R Agreement, Consultant, on behalf of itself and its personnel, expressly waives and declines such benefits.”

10.	The section 6(c), titled “Withholding; Indemnification”, is amended and restated to read: “Consultant is solely responsible for all taxes, withholdings, and statutory contributions arising from the compensation paid under this Second A&R Agreement. The Company will not withhold any amounts for taxes, social security, or similar items. Consultant shall indemnify, defend, and hold harmless the Company from and against any claims, assessments, interest, penalties, or liabilities arising from Consultant’s obligations under this section.”

11.	Section 7, titled “Services for Competitors”, is amended to add the following at the end: “Consultant retains the right to provide services to others, subject to applicable non- compete/conflict provisions herein.”

12.	A new subsection 10(a) is added to Section 10, titled “Miscellaneous”, as follows: “a. Independent Contractor Relationship. The Parties acknowledge and agree that nothing in this Agreement shall be construed as creating an employment relationship, partnership, joint venture, fiduciary, or agency relationship between the Company and Consultant or any of its personnel.”

13.	Subsections 10(a) (Governing Law), 10(b) (Entire Agreement; Other Agreements), 10(c) (Amendments and Waivers), 10(d) (Successors and Assigns), 10(e) Notices, 10(f) Severability, 10(g) (Construction), and 10(h) (Signatures) are hereby shifted down in sequence to subsections 10(b), 10(c), 10(d), 10(e), 10(f), 10(g), 10(h), and 10(i), respectively, in order to provide for the insertion of new subsections 10(a) (Independent Contractor Relationship) as set forth in paragraphs 12 of Amendment No. 4.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 4 to the Consulting and Services Agreement for Non-Employee, Non-Executive Chairman as of the Effective Date first written above.

COMPANY:

PMGC Holdings Inc.

By:	/s/ George Kovalyov
Name:	George Kovalyov
Title:	Director

CONSULTANT:

NorthStrive Companies Inc.

By:	/s/ Braeden Lichti
Name:	Braeden Lichti
Title:	Chief Executive Officer

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